Advanced ID Announces 123% Increase in First Quarter Revenues
Single Largest Order for Tire Products to be Recognized Beginning in 2Q08; Company On Track for Record Annual Revenues

Calgary, AB - May 29, 2008 -- Advanced ID Corporation (OTCBB: AIDO), a leading developer of radio frequency identification ("RFID") technology for livestock tracking, pet recovery and supply chain applications focusing on the tire management industry, today announced financial results for the first quarter ended March 31, 2008.

Revenues for the three months ended March 31, 2008 were a record $424,955, an increase of 123% as compared to revenues of $190,380 for the same period of 2007. The increase in revenues for the first quarter of 2008 is attributed to the growth in sales for the Company's RFID ultra high frequency ("UHF") tracking and identification tags and proprietary readers as well as contributions relating to sales of tire management solutions at Pneu-Logic Ltd., a wholly owned subsidiary acquired in late 2007.

"We are pleased with the progress made in increasing our sales in the first quarter and the development of a longer term pipeline with far more substantial revenue opportunities," said Dan Finch, President and CEO of Advanced ID. "While our legacy RFID business is holding steady, products relating to our tire technology are clearly the catalyst for growth. The impressive revenue performance in the first quarter of the year does not reflect our formal entry the Asian market which was marked by the landmark decision of a leading Chinese tire production equipment and software maker to become the world's first tire manufacturer to commit to embedding Advanced ID's RFID tire tags in a commercial truck line. This agreement has an estimated value of approximately $4 million over the next 12 months and is the largest contract ever signed by the Company. Sales to China under this contract should be recognized as revenues beginning in the second quarter of 2008, which is expected to lead to the highest level of annual revenues in the Company's history."

Gross profit for the first quarter of 2008 was $146,968, an increase of 120% as compared to gross profit of $66,895 in the first quarter of 2007. Gross profit as a percentage of revenue was 34.6% in the first quarter 2008, as compared to 35.1% in the 2007 period. The modest reduction in gross profit margin reflects a change in sales mix toward tire products. Tire product margins are expected to increase with manufacturing efficiencies for high quantity production.

Research and development expenses of $12,930 for the three months ended March 31, 2008 decreased by $35,842 or 73.50% from last year's comparable period. This decrease is in part due to the fact that research and development pertaining to the PR500 UHF reader have been substantially completed.

For the three months ended March 31, 2008, selling, general and administrative ("SG&A") expenses were $591,363, as compared to $299,605 in the first quarter of 2007. The increased SG&A reflects higher spending as a result of the addition of Pneu-Logic, higher non-cash compensation expense, and increased investor relations and public relation expenses. Additionally, the increased SG&A reflects a team of four employees at Pneu-Logic in the United Kingdom expanding their sales efforts in Europe, China, India and other Asian countries for all of the Company's tire product lines.

The Company reported a net loss of $458,198 for the three months ended March 31, 2008, as compared to a net loss of $267,641 for the same period of 2007. The increase in net loss is primarily due to higher SG&A expenses, including increased salaries and consulting fees, which was partially offset by the increase in gross profit resulting from the record level of revenues.

About Advanced ID Corporation: Advanced ID Corporation (OTCBB: AIDO) is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, and has developed a UHF RFID reader product line through its Advanced ID Asia Engineering technical support and business development partner in Chiang Mai, Thailand.

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimate as to projections are "forward-looking statements". Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

For further information visit Advanced ID Corporation at www.advancedidcorp.com

Contact:
Advanced ID
Dan Finch, 214-755-0932
President
danf@advancedidcorp.com
or
Investors:
Darrow Associates
Jordan Darrow, 631-367-1866
jdarrow@darrowir.com